EXHIBIT 10.5

Directors' Compensation

All non-employee directors of The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (the Trust Company) receive $600 and $350, respectively, for each board meeting they attend. The non-employee directors on the Peninsula Regional Board and Southside Regional Board receive $150 for each Regional Board meeting they attend. The non-employee directors of the Bank and Trust Company receive $200 for each committee meeting they attend except for the Bank's Investment Committeemeetings, for which members receive $150 for attendance, and the Bank's Directors Loan Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Audit Committee meetings, for which members receive $300 for attendance.

In addition, non-employee directors of the Bank and Trust Company receive an annual retainer fee of $12,000 and $4,000, respectively.  The non-employee directors on the Peninsula Regional Board and Southside Regional Board each receive an annual retainer of $1,000. In addition, the Chairman of the Audit Committee receives an additional $2,000 annual retainer, the Chairman of the Trust Company Board receives an additional $2,000 annual retainer, the Lead Director of the Bank Board receives an additional $5,000 annual retainer,  the Chairman of the Directors Loan Committee receives an additional $2,000 annual retainer and the Chairman of the Compensation and Benefits Committee receives an additional $3,000 retainer.

All directors of Old Point Financial Corporation (the Company) have been elected as directors of the Bank, but there is no assurance that this practice will continue. However, not all Company directors serve as directors of the Trust Company. There are no additional fees paid for being a Company director.

The Company reimburses travel, lodging and meal expense for all directors living outside of Virginia to attend board and committee meetings. The Company also pays for all directors and their spouses to attend regular director seminars.

Non-employee directors are eligible to receive equity compensation awards under the Company’s 2016 Incentive Stock Plan.